Exhibit 4.1

APRICUS BIOSCIENCES, INC.
AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK

This Amendment to Warrant to Purchase Common Stock (this “Amendment”), dated as of June 22, 2018, is being entered into by and between Apricus Biosciences, Inc., a Nevada corporation (the “Company”) and Sarissa Capital Offshore Master Fund LP, a Cayman Islands exempted limited partnership (the “Holder”).

WHEREAS, the Holder is the record and beneficial owner of certain warrants (the “Outstanding Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) set forth on Exhibit A hereto, issued pursuant to subscription agreements dated February 10, 2015 and January 12, 2016 by and among the Company and the Holder;

WHEREAS, concurrently with this Amendment, the Company, the Holder and Sarissa Capital Domestic Fund LP, a Delaware limited partnership, are entering into an amendment to the Subscription Agreement, dated as of January 12, 2016; and

WHEREAS, the Company and the Holder have agreed to amend the Outstanding Warrants in the manner provided in this Amendment (the Outstanding Warrants, as so amended, the “Warrants”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein below and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, the Holder and the Company hereby agree as follows:

1. Capitalized Terms. Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Outstanding Warrants.
2. Amendments. Section 1(b) of the Outstanding Warrants is amended and replaced in its entirety with the following:
“1(b)    Exercise Price.     For purposes of this Warrant, “Exercise Price” means $0.42 per share of Common Stock, subject to adjustment as provided herein.”

3. No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Warrants shall remain unchanged and in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.

5. Counterparts. This Amendment may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representatives.

APRICUS BIOSCIENCES, INC.

By:    /s/ Richard W. Pascoe
Name:    Richard W. Pascoe
Title:    Chief Executive Officer
Address: 11975 El Camino Real, Suite 300
San Diego, CA
Agreed to and accepted:

SARISSA CAPITAL OFFSHORE MASTER FUND LP
By: Sarissa Capital Offshore Fund GP LLC, its general partner

By:    /s/ Mark DiPaolo
Name:    Mark DiPaolo
Title:    Authorized Person
Address: 660 Steamboat Road, 3rd Floor
Greenwich, CT 06830

Exhibit A

Outstanding Warrants to be Amended

Warrant No.	Holder	Issuance Date	Shares Underlying Warrant